SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

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MOLDFLOW CORPORATION
(Name of Registrant as Specified In Its Charter)

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MOLDFLOW CORPORATION
492 Old Connecticut Path, Suite 401
Framingham, MA 01701

September 21, 2007

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Moldflow Corporation (the “Company”) to be held on Thursday, November 1, 2007, at 9:00 a.m. local time, at the Company’s headquarters at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701 (including any adjournments or postponements thereof, the “Annual Meeting”).

The Annual Meeting has been called for the purpose of: (i) electing one Class II Director for a three-year term, and (ii) considering and voting upon such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors of the Company unanimously recommends that you vote “FOR” the election of the Director nominee.

Details regarding the matter to be acted upon at this Annual Meeting appear in the accompanying Proxy Statement. Please give this material your careful attention.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 A.M. UNITED STATES EASTERN STANDARD TIME ON OCTOBER 31, 2007. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

Sincerely,

A. Roland Thomas
President, Chief Executive Officer
and Chairman of the Board

MOLDFLOW CORPORATION
492 Old Connecticut Path, Suite 401
Framingham, Massachusetts 01701
(508) 358-5848

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
DISCUSSION OF PROPOSAL RECOMMENDED BY BOARD OF DIRECTORS
INFORMATION REGARDING DIRECTORS
INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES
INFORMATION REGARDING MOLDFLOW STOCK OWNERSHIP
EQUITY COMPENSATION PLAN INFORMATION
EXECUTIVE OFFICERS
COMPENSATION DISCUSSION AND ANALYSIS
REPORT OF THE AUDIT COMMITTEE
EXPENSES OF SOLICITATION
SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING
SUBMISSION OF SECURITYHOLDER RECOMMENDATIONS FOR DIRECTOR CANDIDATES
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
CODE OF ETHICS
OTHER MATTERS

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held On Thursday, November 1, 2007

Notice Is Hereby Given that the Annual Meeting of Stockholders of Moldflow Corporation (the “Company”) will be held on Thursday, November 1, 2007, at 9:00 a.m. local time, at the Company’s headquarters at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701 (including any adjournments or postponements thereof, the “Annual Meeting”), for the purpose of considering and voting upon:

1. The election of one Class II Director for a three-year term; and

2. Such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.

The Board of Directors has fixed the close of business on September 4, 2007 as the record date for determination of stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof. Only holders of Common Stock of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

In the event there are not sufficient shares to be voted in favor of any of the foregoing proposals at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit further solicitation of proxies.

By Order of the Board of Directors,

Lori M. Henderson
Executive Vice President, General Counsel and Secretary
Framingham, Massachusetts
September 21, 2007

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 A.M. UNITED STATES EASTERN STANDARD TIME ON OCTOBER 31, 2007. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

MOLDFLOW CORPORATION
492 Old Connecticut Path, Suite 401
Framingham, Massachusetts 01701
(508) 358-5848

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS

To Be Held on Thursday, November 1, 2007

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Moldflow Corporation (the “Company”) for use at the Annual Meeting of Stockholders of the Company to be held on Thursday, November 1, 2007 at 9:00 a.m. local time, at the Company’s headquarters located at 492 Old Connecticut Path, Suite 401, Framingham, MA 01701, and any adjournments or postponements thereof (the “Annual Meeting”).

At the Annual Meeting, the stockholders of the Company will be asked to consider and vote upon the following matters:

1. The election of one Class II Director for a three-year term, such term to continue until the Annual Meeting of Stockholders in 2010 and until such Director’s successor is duly elected and qualified or until his earlier resignation or removal; and

2. Such other business as may properly come before the meeting and any adjournments or postponements thereof.

The Notice of Annual Meeting, Proxy Statement and Proxy Card are first being mailed to stockholders of the Company on or about September 21, 2007 in connection with the solicitation of proxies for the Annual Meeting. The Board of Directors has fixed the close of business on September 4, 2007 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting (the “Record Date”). Only holders of Common Stock of the Company (“Common Stock”) of record at the close of business on the Record Date will be entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, there were approximately 11,902,125 shares of Common Stock outstanding and entitled to vote at the Annual Meeting and approximately 73 stockholders of record. Each holder of a share of Common Stock outstanding as of the close of business on the Record Date will be entitled to one vote for each share held of record with respect to each matter submitted at the Annual Meeting.

The presence, in person or by proxy, of a majority of the total number of outstanding shares of Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Shares that reflect abstentions or “broker non-votes” (i.e., shares represented at the meeting held by brokers or nominees as to which instructions have not been received from the beneficial owners or persons entitled to vote such shares and with respect to which the broker or nominee does not have discretionary voting power to vote such shares) will be counted for purposes of determining whether a quorum is present for the transaction of business at the meeting.

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominee as a Director of the Company. Shares present or represented and not so marked as to withhold authority to vote for a particular nominee will be voted in favor of a particular nominee and will be counted toward such nominee’s achievement of a plurality. Abstentions and broker non-votes will not be counted as voting with respect to the election of the Director nominees and, therefore, will not have an effect on the election of the Director nominees.

Stockholders of the Company are requested to complete, date, sign and return the accompanying Proxy Card in the enclosed envelope. You may also vote by telephone or on the Internet in accordance with the procedures on the Proxy Card. The telephone and Internet voting procedures are designed to authenticate stockholder’s identities, to allow stockholders to give their voting instructions and to confirm that stockholder’s instructions have been recorded properly. The persons named as attorneys-in-fact in the proxies, A. Roland Thomas, Gregory W. Magoon and Lori M. Henderson, were selected by the Board of Directors and are officers of the Company. Common Stock represented by properly executed proxies received by the Company and not revoked will be voted at the Annual Meeting in accordance with the instructions contained therein. If instructions are not given therein, properly executed proxies will be voted “FOR” the election of the nominee for Director listed in this Proxy Statement. It is not anticipated that any matters other than those set forth herein will be presented at the Annual Meeting. If other matters are presented, proxies will be voted in accordance with the discretion of the proxy holders.

Any properly completed proxy may be revoked at any time before it is voted on any matter (without, however, affecting any vote taken prior to such revocation) by giving written notice of such revocation to the Secretary of the Company, or by signing and duly delivering a proxy bearing a later date, or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

The Annual Report of the Company, including financial statements for the fiscal year ended June 30, 2007 (“Fiscal 2007”), is being mailed to stockholders of the Company concurrently with this Proxy Statement. The Annual Report, however, is not a part of the proxy solicitation material.

A representative of Computershare Investor Services, the Company’s transfer agent, is expected to attend the Annual Meeting and serve as the Inspector of Elections.

DISCUSSION OF PROPOSAL RECOMMENDED BY BOARD OF DIRECTORS

Proposal 1  Election of Directors

The Board of Directors of the Company currently consists of five members and is divided into three classes, with two Directors in Class I, one Director in Class II and two Directors in Class III. Directors serve for three-year terms with one class of Directors being elected by the Company’s stockholders at each Annual Meeting.

The Board of Directors has nominated Frank W. Haydu III for re-election as a Class II Director. Unless otherwise specified in the proxy, it is the intention of the persons named in the proxy to vote the shares represented by each properly executed proxy for the re-election of Mr. Haydu as a Director. The nominee has agreed to stand for re-election and to serve, if elected, as a Director. However, if any person nominated by the Board of Directors fails to stand for election or is unable to accept election, the proxies will be voted for the election of such other person as the Board of Directors may recommend.

Vote Required For Approval

The affirmative vote of holders of a plurality of the votes cast by holders of shares of Common Stock present or represented by proxy and entitled to vote on the matter is required for the election of the nominee as a Director of the Company.

THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ELECTION OF THE NOMINEE AS A DIRECTOR OF THE COMPANY.

INFORMATION REGARDING DIRECTORS

The table below sets forth certain information regarding the Directors of the Company, including the Class II Director who has been nominated for re-election at the Annual Meeting, based on information furnished by them to the Company. This information is current as of September 4, 2007.

		Director
Name	Age	Since

Class I Directors — Term Expires 2009
Robert P. Schechter(1)(2)	59	2000
A. Roland Thomas	48	1989
Class II Director — Term Expires 2007
Frank W. Haydu III*(2)	60	2001
Class III Directors — Term Expires 2008
Roger E. Brooks(1)(2)(3)(4)	62	1998
Robert J. Lepofsky(1)(3)	62	2003

*	Nominee for re-election.

(1)	Member of the Compensation Committee.

(2)	Member of the Audit Committee.

(3)	Member of the Nominating and Corporate Governance Committee.

(4)	Lead Director.

The principal occupation and business experience for at least the last five years for each Director of the Company is set forth below.

Robert P. Schechter has served as a Director of the Company since January 2000. Mr. Schechter has served as Chairman and Chief Executive Officer of NMS Communications, a provider of hardware and software solutions for the communications industry, since March 1996 and as its President and Chief Executive Officer since April 1995. Mr. Schechter also serves as a director of Avici Systems, a provider of routing systems and Unica Corporation, a software company. Mr. Schechter holds degrees from Rensselaer Polytechnic Institute and The Wharton School of the University of Pennsylvania.

A. Roland Thomas has served as a Director of the Company or its predecessors since November 1989 and the Company’s President and Chief Executive Officer since June 2002. Prior to that, Mr. Thomas served as the Company’s Vice President of Research and Development from January 1997 through June 2002. Prior to January 1997, he served in various other positions with the Company since 1982. Mr. Thomas holds a Bachelor of Mechanical Engineering degree from the Royal Melbourne Institute of Technology.

Frank W. Haydu III has served as a Director of the Company since October 2001. Since November 2001, Mr. Haydu has served as a Managing Director of Valuation Perspectives, Inc., a financial services consulting practice and since August 2005, has served in a consulting capacity at Source Precision Medicine, a life sciences medical supplier. Until May 2001, Mr. Haydu served as the Chairman of Haydu & Lind, LLC, a senior living development company. Mr. Haydu also serves as a director of CombinatoRx, Inc., iParty Corp. and several private companies. Mr. Haydu holds a Bachelor of Arts degree in economics from Muhlenberg College.

Roger E. Brooks has served as a Director of the Company since October 1998. Since March 2004, Mr. Brooks has served as the President of Pantheon Guitars, a builder of acoustic guitars. Since May 2005, Mr. Brooks also has served as Chairman of Abierto Networks LLC, a communications solution provider to the convenience store industry. Previously he served as an independent consultant assisting small and medium sized companies on matters of strategy and financing. Prior to that he served as the President and Chief Executive Officer and a Director of Intelligent Controls, Inc., an electronics and software manufacturer serving the energy industry, from May 1998 to July 2002, at which time he left the company when it was sold.

Mr. Brooks holds a Bachelor of Economics degree from the University of Connecticut and a Masters of Business degree from New York University.

Robert J. Lepofsky has served as a Director of the Company since December 2003. Mr. Lepofsky is President, Chief Executive Officer and a Director of Brooks Automation, Inc., a global leader in factory automation solutions for the semiconductor industry, effective October 1, 2007. Prior to that, Mr. Lepofsky was the Chairman of Westcliff Capital Group, a private holding company. Mr. Lepofsky served as Interim President and Chief Executive Officer of Ensign-Bickford from January 2005 through November 2006. From January 2005, to October 2005, he was a non-executive Chairman of the Board of Helix Technology Corporation, a publicly held producer of innovative vacuum systems for the semiconductor industry, and from January 1989 to December 2004, he was President and Chief Executive Officer of Helix. Mr. Lepofsky is a director of Avantair, Inc., a provider of fractional airline shares. Mr. Lepofsky holds a Bachelor of Science degree from Drexel Institute of Technology.

INFORMATION REGARDING THE BOARD OF DIRECTORS AND ITS COMMITTEES

The Board of Directors of the Company met fourteen times during Fiscal 2007. During Fiscal 2007, each of the Directors then serving as a Director attended at least 75% of the total number of meetings of the Board and of the Committees of which he was a member. The Company does not have a policy with respect to Directors’ attendance at the Company’s Annual Meeting of Stockholders. One Board member attended the Company’s 2006 Annual Meeting of Stockholders.

The Board of Directors has a standing an Audit Committee (the “Audit Committee”), a Compensation Committee (the “Compensation Committee”) and a Nominating and Corporate Governance Committee (the “Nominating Committee”). Each of the committees operates under a written charter which was adopted by the Board of Directors and is available on the Corporate Governance page in the Investors section of the Company’s website at www.moldflow.com. Information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

Audit Committee

The Audit Committee currently consists of Messrs. Haydu, Brooks and Schechter. Mr. Haydu is the chairman of our Audit Committee. The Board of Directors has determined that Messrs. Haydu, Brooks and Schechter are “independent” as such term is currently defined in the applicable listing standards of the National Association of Securities Dealers, Inc. (the “NASD Rules”), meet the criteria for independence set forth under the rules of the Securities and Exchange Commission, and are able to read and understand fundamental financial statements. The Board of Directors has also determined that each of Messrs. Haydu, Brooks and Schechter qualify as an “audit committee financial expert” under the rules of the Securities and Exchange Commission. Stockholders should understand that this designation is a disclosure requirement of the Securities and Exchange Commission related to Messrs. Haydu’s, Brooks’ and Schechter’s experience and understanding with respect to certain accounting and auditing matters. The designation does not impose upon Messrs. Haydu, Brooks or Schechter any duties, obligations or liability that are greater than are generally imposed on them as members of the Audit Committee and the Board of Directors, and their designation as audit committee financial experts pursuant to this Securities and Exchange Commission requirement does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board of Directors. The Audit Committee met twelve times during Fiscal 2007.

As described more fully in the charter, the Audit Committee has the authority to appoint, terminate and determine funding for the Company’s independent registered public accounting firm. The Audit Committee reviews the performance of the independent registered public accounting firm in the annual audit of the Company’s financial statements and internal control over financial reporting and in pre-approved assignments unrelated to the audit and approves all fees of the independent registered public accounting firm. The Audit Committee also reviews the scope and results of the audit with the independent registered public accounting firm, reviews the Company’s financial disclosures, reviews with management and the independent registered public accounting firm the Company’s annual operating results, considers the adequacy of the internal accounting procedures and considers matters related to the accounting firm’s independence.

Compensation Committee

The Compensation Committee currently consists of Messrs. Schechter, Brooks and Lepofsky, each of whom is “independent” as such term is currently defined in the NASD rules. Mr. Schechter is the chairman of our Compensation Committee. The Compensation Committee reviews and recommends the compensation arrangements for officers and other senior level employees, reviews general compensation levels for other employees as a group, determines the options, restricted stock or other equity grants to be awarded to eligible persons under the Moldflow 2000 Stock Option and Incentive Plan (the “Option Plan”) and takes such other action as may be required in connection with the Company’s compensation and incentive plans. The Compensation Committee also reviews the compensation paid to our non-employee Directors and may, from time to time, recommend changes to the Board of Directors for consideration. The Compensation Committee met six times during Fiscal 2007.

Nominating and Corporate Governance Committee

The Nominating Committee currently consists of Messrs. Lepofsky and Brooks, each of whom is “independent” as such term is currently defined in the NASD Rules. Mr. Lepofsky is the chairman of our Nominating Committee. The Nominating Committee oversees the qualification and nomination process for potential director candidates, reviews the continued qualification of existing directors and is responsible for corporate governance oversight. The Nominating Committee met twice during Fiscal 2007.

In the course of reviewing potential director candidates, the Nominating Committee will consider nominees recommended by securityholders of the Company. When considering a potential candidate for membership on the Board of Directors, the Nominating Committee may consider, in addition to the minimum qualifications and other criteria for Board membership approved by the Board of Directors, all facts and circumstances that the Nominating Committee deems appropriate or advisable, including, among other things, the skills of the proposed Director candidate, his or her availability, depth and breadth of business experience or other background characteristics, his or her independence and the needs of the Board of Directors. At a minimum, each nominee, whether proposed by a stockholder or any other party, is expected to have the highest personal and professional integrity, shall demonstrate sound judgment, and shall be expected to effectively interact with other members of the Board of Directors to serve the long-term interests of the Company and its stockholders. In addition, the Nominating Committee may consider whether the nominee has direct experience in the Company’s industry or in the markets in which the Company operates and whether the nominee, if elected, assists in achieving a mix of Board members that represents a diversity of background and experience. The procedures to be followed by securityholders in submitting such recommendations are described in the section entitled “Submission of Securityholder Recommendations for Director Candidates” beginning on page 28 of this Proxy Statement.

Director Independence

The Board of Directors has determined that each of Messrs. Brooks, Haydu, Lepofsky and Schechter is “independent” as such term is currently defined in the NASD Rules. Therefore, a majority of the Company’s Board of Directors is currently comprised of independent directors, as so defined.

Independent Directors of the Company regularly meet in executive sessions outside the presence of management. The presiding Director for these meetings is currently Mr. Brooks, who has been designated as Lead Director. Any interested party who wishes to make a concern known to the independent Directors or the Lead Director may forward such communication to: Secretary, Moldflow Corporation, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. The Secretary of the Company or her designee will make a copy of any communication so received and promptly forward it to Mr. Brooks.

Director Compensation

Our Directors who are also employees receive no additional compensation for their services as Directors. Our compensation program for non-employee Directors is reviewed from time to time by our Board of Directors, which is responsible for approving any changes to the compensation program that it deems advisable. In the process of evaluating the compensation paid to the non-employee Directors, the Compensation Committee evaluated publicly available survey data, reviewed the Board compensation practices at the peer group of companies used to evaluate executive compensation and consulted with Pearl Meyers & Partners, an independent consulting firm, with respect to current market practices at software and other technology companies. During Fiscal 2007 the Board of Directors, in accordance with the recommendations of the Compensation Committee, approved a change in the cash portion of the compensation of the non-employee Directors in order to reflect current market practices and the additional time spent by the Directors at both the Board of Directors and Committee meetings. Each non-employee Director received an annual retainer of $25,000 with no additional payments for attendance at meetings. In addition, the Lead Director received an additional annual retainer of $20,000, the Chair of the Audit Committee received an additional annual retainer of $15,000 and the Chair of each of the Compensation Committee and the Nominating and Corporate Governance Committee received an additional annual retainer of $10,000. The annual retainers were paid quarterly in equal installments.

Taking into consideration the advice of the Compensation Committee after its review of current market practices, the Board of Directors also determined to modify the equity-based portion of the compensation awarded to the non-employee Directors, so that members of the Board of Directors will maintain a meaningful equity interest in the Company. Thus, the Board moved from the prior practice of granting stock options on a yearly basis to a practice of issuing restricted stock units on a yearly basis. Restricted stock units require that the Director hold the units until he steps off the Board, or until a change of control, encouraging long-term ownership.

On the fifth business day following the 2006 Annual Meeting of Shareholders held on November 17, 2006, each non-employee Director received an award of restricted stock units valued at two times the annual retainer, with one-third of such restricted stock units vesting on each of the first, second and third anniversaries of the date of grant. Mr. Brooks therefore received grants worth $90,000, Mr. Haydu, $80,000 and each of Mr. Schechter and Lepofsky, $70,000.

The number of units was determined with reference to the closing price of the Company’s Common Stock on the date of grant. The restricted stock units require the Directors to defer receipt of their vested shares of the Company’s Common Stock until the earlier of a change of control of the Company as defined in the Company’s 2000 Option Plan (the “Option Plan”) or until termination of his or her service as a Director. The vesting of the restricted stock units automatically accelerates upon a change of control of the Company. In accordance with the terms of the Option Plan, newly appointed Directors will continue to receive an initial stock option award in connection with their appointment to the Board of Directors.

Director Compensation

The table below sets forth all compensation earned by our non-employee Directors during Fiscal 2007.

	Fees
	Earned or	Stock	Option
	Paid in	Awards	Awards	All Other
Name(1)	Cash ($)	($)(2)	($)(3)(4)	Compensation ($)		Total ($)

Roger E. Brooks	45,000	11,321	25,090	25,000	(5)	106,411
Frank W. Haydu III	40,000	10,061	25,090	—		75,151
Robert J. Lepofsky	35,000	8,810	25,090	—		68,900
Robert P. Schechter	35,000	8,810	25,090	—		68,900

(1)	Mr. A. Roland Thomas has been omitted from this table because he receives no compensation for serving on our Board. Mr. Thomas’ compensation as President and Chief Executive Officer for Fiscal 2007 is

detailed in the Compensation Discussion and Analysis section of this Proxy Statement, beginning on page 11 of this Proxy Statement.

(2)	Represents the proportionate amount of the total fair value of the restricted stock units granted on November 27, 2006 that was recognized as an expense in Fiscal 2007 for financial reporting purposes. The fair value of these awards and the amounts expensed in Fiscal 2007 were determined in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123(R), “Share-Based Payment” pursuant to the methodology and assumptions discussed in Note 14 “Stock-Based Compensation and Stock Plans” beginning on page F-16 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended June 30, 2007, filed on September 13, 2007 (the “Form 10-K”).

(3)	Represents the proportionate amount of the total fair value of the stock options granted on November 28, 2005 that was recognized as an expense in Fiscal 2007 for financial reporting purposes. The grant date fair value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 14, “Stock-Based Compensation and Stock Plans” beginning on page F-16 of the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our option awards. The grant date fair value of the stock options awarded to our non-employee Directors was $7.47 on November 28, 2005. All other stock options previously issued to our non-employee Directors were fully vested and therefore no expense was recognized during Fiscal 2007.

(4)	The aggregate number of restricted stock units and option awards outstanding for each of our non-employee Directors as of June 30, 2007 are as follows: Mr. Brooks, 7,148 and 42,500; Mr. Haydu, 6,354 and 42,500; Mr. Lepofsky, 5,559 and 25,000; Mr. Schechter, 5,559 and 42,500.

(5)	The Board of Directors awarded a cash bonus to Mr. Brooks for his work as the Lead Director on the disposition of the Manufacturing Solutions division. This bonus was authorized and paid during our fiscal 2008 year.

Securityholder Communications with the Board of Directors

Securityholders desiring to send communications to the Board of Directors, or any individual Director(s), may forward such communication to: Secretary, Moldflow Corporation, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. The mailing envelope should contain a notation indicating that the enclosed letter is a “Securityholder-Board Communication.” Any such communication should clearly state whether the intended recipients are all members of the Board of Directors or certain specified individual Director(s). The Secretary of the Company or her designee will make a copy of any securityholder communication so received and promptly forward it to the Board of Directors or the particular Director(s), as the case may be.

Compensation Committee Interlocks and Insider Participation

During Fiscal 2007, Messrs. Brooks, Lepofsky and Schechter served as members of the Compensation Committee. During the last year, no executive officer of the Company served as: (i) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions, or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served on the Compensation Committee of the Company, (ii) a Director of another entity, one of whose executive officers served on the Compensation Committee of the Company; or (iii) a member of the compensation committee (or other committee of the Board of Directors performing equivalent functions or, in the absence of any such committee, the entire Board of Directors) of another entity, one of whose executive officers served as a Director of the Company.

INFORMATION REGARDING MOLDFLOW STOCK OWNERSHIP

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and Directors, and persons who own more than 10% of the Company’s outstanding shares of Common Stock (collectively, “Section 16 Persons”), to file initial reports of ownership and reports of changes in ownership with the Securities and Exchange

Commission. Section 16 Persons are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain Section 16 Persons that no Section 16(a) reports were required for such persons, during Fiscal 2007 Mr. Thomas filed two Section 16 reports late and Messer’s Welch and Gorgone and Ms. Henderson each filed one Section 16 report late. These errors were remediated immediately upon their discovery.

Security Ownership of Certain Beneficial Owners

The following table represents certain information about persons or entities known to the Company to own, directly or indirectly, more than five percent of the Company’s Common Stock as of June 30, 2007.

	Shares Beneficially Owned
Name and Address of Beneficial Owner	Number	Percent(1)

Fidelity Management & Research	1,599,693	13.62%
1 Federal Street Boston, MA 02210(2)
Paradigm Capital Management, Inc.	927,631	7.89%
9 Elk St. Albany, NY 12207(2)

(1)	Based on 11,743,922 shares outstanding on June 30, 2007.

(2)	Based on information contained in such shareholder’s publicly available filing on Form 13F filed with the Securities and Exchange Commission for the period ending June 30, 2007.

Security Ownership of Management

The following table represents certain information as to each non-employee Director and Named Executive Officer of the Company as of July 31, 2007, based on representations to the Company by each Director and Named Executive Officer with respect to such person’s beneficial ownership. All individuals listed in the table have sole voting and investment power over the shares reported as owned unless otherwise indicated, subject to community property laws where applicable. The address of the listed stockholders is c/o Moldflow Corporation, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701. The number of shares beneficially owned by each stockholder is determined under rules issued by the Securities and Exchange Commission and includes voting or investment power with respect to securities. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power and includes any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days after July 31, 2007 through the exercise of any stock option or other right. The inclusion of such shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner of such shares.

	Shares Beneficially Owned(1)
Name of Beneficial Owner	Number	Percent(2)

A. Roland Thomas(3)	493,854	4.10%
Kenneth R. Welch(4)	97,392	*
Christopher L. Gorgone(5)	87,188	*
Lori M. Henderson(6)	70,645	*
G. Fred Humbert(7)	24,552	*
Gregory W. Magoon(8)	23,545	*
Roger E. Brooks(9)	51,864	*
Frank W. Haydu III(10)	47,104	*
Robert P. Schechter(11)	44,309	*
Robert J. Lepofsky(12)	26,809	*
All executive officers and directors as a group (12 persons)(13)	1,164,101	9.38%

*	Less than 1%.

(1)	Beneficial ownership number includes shares of restricted stock for Messer’s Thomas, Welch, Gorgone, Humbert, Magoon and Ms. Henderson. Certain of these shares of restricted stock have not vested as of July 31, 2007 and therefore the beneficial ownership is subject to the continued employment of the beneficial owner.

(2)	Based on 11,872,475 shares outstanding on July 31, 2007. The total number of shares used in calculating the percentages also assumes that only the currently exercisable options and options which become exercisable within 60 days of July 31, 2007 held by the person to acquire shares are exercised, but the calculation of percentages does not include the number of shares underlying options held by any other person.

(3)	Includes 125,707 shares held by Mr. Thomas’ spouse. Also includes 182,178 shares that may be acquired within 60 days of July 31, 2007.

(4)	Includes 33,660 shares that may be acquired within 60 days of July 31, 2007.

(5)	Includes 67,808 shares that may be acquired within 60 days of July 31, 2007.

(6)	Includes 32,916 shares that may be acquired within 60 days of July 31, 2007.

(7)	Includes 14,087 shares that may be acquired within 60 days of July 31, 2007.

(8)	Includes 12,514 shares that may be acquired within 60 days of July 31, 2007.

(9)	Includes 38,750 shares that may be acquired within 60 days of July 31, 2007 and 7,148 restricted stock units. Restricted stock units are not considered outstanding shares as each unit does not have voting rights. See footnote 2 of the Director Compensation table beginning on page 6 of this Proxy Statement for additional information.

(10)	Includes 38,750 shares that may be acquired within 60 days of July 31, 2007 and 6,354 restricted stock units. Restricted stock units are not considered outstanding shares and do not have voting rights. See footnote 2 of the Director Compensation table beginning on page 6 of this Proxy Statement for additional information.

(11)	Includes 38,750 shares that may be acquired within 60 days of July 31, 2007 and 5,559 restricted stock units. Restricted stock units are not considered outstanding shares and do not have voting rights. See footnote 2 of the Director Compensation table beginning on page 6 of this Proxy Statement for additional information.

(12)	Includes 21,250 shares that may be acquired within 60 days of July 31, 2007 and 5,559 restricted stock units. Restricted stock units are not considered outstanding shares and do not have voting rights. See footnote 2 of the Director Compensation table beginning on page 6 of this Proxy Statement for additional information.

(13)	Includes 533,987 shares that may be acquired within 60 days of July 31, 2007 and 24,620 restricted stock units. Restricted stock units are not considered outstanding shares and do not have voting rights. See footnote 2 of the Director Compensation table beginning on page 6 of this Proxy Statement for additional information.

Market Value

On June 30, 2007, the closing price of a share of the Company’s Common Stock on the NASDAQ Global Select Market was $21.98.

EQUITY COMPENSATION PLAN INFORMATION

The Company maintains equity compensation plans, each of which has been approved by the stockholders of the Company. The following table details information on securities authorized for issuance under the Company’s 2000 Stock Option and Incentive Plan (the “Option Plan”) and the Company’s 1997 Equity Incentive Plan as of June 30, 2007. The Company stopped issuing options or other equity grants under the 1997 Equity Incentive Plan upon the adoption of the Option Plan; however, there are options outstanding under the 1997 Equity Incentive Plan.

Number of Securities
Remaining Available
	Number of Securities to be	Weighted-Average	for Future Issuance
	Issued Upon Exercise of	Exercise Price of	Under Equity
Plan Category	Outstanding Options	Outstanding Options	Compensation Plans

Equity compensation plans approved by security holders 1997 and 2000 Stock Option Plans:	1,209,842	$12.68	1,223,412	(1)
Equity compensation plans not approved by security holders	—	N/A	—

(1)	The Option Plan provides that as of each June 30 and December 31 an additional positive number equal to twenty percent (20%) of the shares of stock issued by the Company during the six-month period then ended be added to the number of shares of stock reserved and available for issuance under such plan.

EXECUTIVE OFFICERS

The names and ages of all executive officers of the Company and the principal occupation and business experience for at least the last five years for each are set forth below (unless previously set forth above). This information is current as of September 4, 2007.

Name	Age	Position

A. Roland Thomas	48	President and Chief Executive Officer
Gregory W. Magoon	35	Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary
Kenneth R. Welch	50	Executive Vice President and General Manager, Design Analysis Solutions
Lori M. Henderson	45	Executive Vice President, General Counsel and Secretary
Peter K. Kennedy	52	Executive Vice President and Chief Technology Officer
Ian M. Pendlebury	43	Executive Vice President of Product Development

Gregory W. Magoon has served as the Company’s Executive Vice President, Chief Financial Officer, Treasurer and Assistant Secretary since June 2007 and has been employed by the Company since 2001 in the role of Corporate Controller.

Kenneth R. Welch has served as the Company’s Executive Vice President and General Manager of the Design Analysis Solutions division since September 2005 and as its Vice President of Marketing and Field Services since July 2002. Mr. Welch has been employed by the Company in various marketing and management roles since November 1996.

Lori M. Henderson has served as the Company’s Executive Vice President, General Counsel and Secretary since September 2005 and its Vice President, General Counsel and Secretary since July 2002. Ms. Henderson has been employed by the Company in various legal and management roles since January 1999.

Peter K. Kennedy has served as the Company’s Executive Vice President and Chief Technical Officer since September 2005 and its Vice President of Technology Development since July 2002. Mr. Kennedy has been employed by the Company in various technical and management roles since 1987.

Ian M. Pendlebury has served as the Company’s Executive Vice President of Product Development since September 2005 and its Vice President of Product Development since July 2002. Mr. Pendlebury has been employed by the Company in various product development and management roles since 1985.

Each of the officers holds his or her respective office until the regular meeting of the Board of Directors following the Annual Meeting and until his or her successor is elected and qualified or until his or her earlier resignation or removal.

COMPENSATION DISCUSSION AND ANALYSIS

Overview of Our Compensation Program

This section contains a discussion of the material elements of compensation awarded to, earned by or paid to the principal executive and principal financial officers of Moldflow, our three other most highly compensated individuals who were serving as executive officers at the end of our 2007 fiscal year, and Christopher L. Gorgone, our former principal financial officer who resigned from that position on June 20, 2007. Throughout this Proxy Statement these individuals are referred to as the “Named Executive Officers.” The Compensation Committee of the Board of Directors has primary responsibility for establishing and implementing the Company’s overall compensation philosophy and as a result has primary responsibility for setting executive compensation.

The Compensation Committee of our Board of Directors is comprised solely of non-affiliate independent Directors who meet the independence requirements of the NASDAQ and qualify as “outside directors” under Section 162(m) of the Internal Revenue Code. Our Compensation Committee makes all decisions regarding the compensation of our Chief Executive Officer (“CEO”), including establishing the performance goals and objectives for our CEO, evaluating our CEO’s performance in light of the goals and objectives that were set, and determining the CEO’s compensation based on that evaluation.

Our CEO makes recommendations to our Compensation Committee for the compensation of our Chief Financial Officer (“CFO”) and all other Named Executive Officers. Our Compensation Committee and Board of Directors may accept or adjust such recommendations as they determine in the best interests of the Company and its stockholders and have final approval over all such compensation decisions. In addition, the Compensation Committee has utilized the Company’s internal compensation studies and an external compensation consultant to provide advice, analysis and recommendations regarding the Company’s executive compensation arrangements. Our Board of Directors, based on recommendations of the Compensation Committee, is responsible for reviewing and approving compensation arrangements for our non-employee Directors.

Objectives of Our Compensation Program

The main objective of our executive compensation program is to attract and retain key executive talent by creating a competitive total rewards package based on the executive attaining short-term performance objectives and long-term strategic goals that align with the creation of shareholder value. We have tied a substantial portion of each executive’s total possible compensation for each fiscal year to Company and individual performance, including a substantial portion of such compensation being of a long term, equity-based nature. Accordingly, our executive compensation program consists of the following three principal elements: base salary, an annual cash bonus plan and equity grants in the form of stock options and restricted stock, with an emphasis on incentive compensation rather than base salary. Our executives are also generally eligible to participate in employee benefit and retirement plans offered by the Company, which currently include a 401(k) plan (or the foreign equivalent) and health care and other insurance programs. The benefit programs available to executives are generally the same as those available to all other eligible employees.

Compensation Philosophy and Principles

Based on these objectives, our Compensation Committee has structured the Company’s annual and long-term incentive-based cash and non-cash executive compensation program to motivate executives to achieve the business goals set by the Company and reward the executives for achieving such goals. The program is designed to result in increased total compensation when the Company exceeds its targeted objectives and decreased total compensation when the Company does not meet its targeted objectives. Given the Company’s size and the changing technical and business environment, our Compensation Committee also considers non-quantitative achievements when awarding compensation, such as leadership and the accomplishment of specific goals during the fiscal year. Accordingly, our Compensation Committee retains discretion to modify pre-established elements of the compensation program for the fiscal year or to make discretionary awards.

Comparative Considerations

In fiscal 2006, the Compensation Committee retained the services of Pearl Meyer & Partners to provide a competitive assessment of our executive compensation and security arrangements and a review of the Company’s short- and long-term incentive structure. This work was reported to the Compensation Committee during the first quarter of Fiscal 2007 and included a detailed analysis of each element of compensation for the positions of CEO, CFO and Executive Vice President (“EVP”) and General Manager. As part of this analysis, Pearl Meyer & Partners recommended, and the Compensation Committee approved, a peer group of public companies consisting of firms comparable in size and industry to ours. Our Compensation Committee considered the recommendations of Pearl Meyer & Partners when structuring the compensation plan for Fiscal 2007, when setting the base salary and target bonus of our CEO and other executive officers for Fiscal 2007 and when making equity awards to executives in Fiscal 2007.

In June 2007, our Compensation Committee re-engaged Pearl Meyer & Partners to perform a similar analysis with respect to our executive officers which the Compensation Committee intends to utilize, among other sources of information, in setting the compensation structure for fiscal 2008.

In setting executive compensation at the start of Fiscal 2007, our Compensation Committee reviewed all of the elements of each executive officer’s total compensation, and considered the analysis and recommendations of its compensation consultant, industry surveys and comparison with the following list of peer group companies: 3D Systems Corp., Agile Software Corp., Ansoft Corp., Embarcadero Technologies, Inc., ANSYS, Inc., Magma Design Automation, Inc., Netscout Systems, Inc., PDF Solutions, Inc., Synplicity, Inc., and Stratasys, Inc.

The peer group of companies was developed in consultation with Pearl Meyer & Partners and includes software companies that are publicly traded, headquartered in the United States and have international operations. We also looked at revenue and market capitalization as comparators in the development of our peer group. Our Compensation Committee will review the peer group each year to determine whether the group remains relevant and correct.

Elements of Executive Compensation

Base Salary

In setting base salaries for Fiscal 2007, our Compensation Committee reviewed the base salaries of officers against (i) comparable qualifications, experience and responsibilities of the comparable executives at the public companies set forth in our peer group listed above, (ii) an established survey group of data that is provided by Pearl Meyer & Partners, and (iii) an overall market composite of compensation based on the peer group and survey data. The Committee’s objective in establishing base salaries is to provide the executive officer with a level of certainty with respect to a portion of his or her compensation.

Executive base salaries are generally set conservatively at or below a midpoint level relative to our peer group, however, in certain cases: based on an individual’s tenure with the Company or the view that an appropriate comparator set does not exist for the individual’s job description, the Compensation Committee may set an individual’s base salary above that level. The Company has a policy of implementing all yearly in-

cycle salary adjustments on October 1 of each fiscal year. Thus, following approval by the Compensation Committee, all adjustments to our executive officer base salaries are implemented consistent with this corporate policy. The approved base salaries for each Named Executive Officer are set forth below:

		October 1,
	Fiscal 2006	2006	Percentage
	Base	Base	Increase
Named Executive Officer	Salary($)	Salary($)	(%)

A. Roland Thomas	275,000	290,000	5.5
Kenneth R. Welch	230,000	239,200	4.0
Christopher L. Gorgone	216,300	222,789	3.0
Gregory W. Magoon(1)	135,000	140,400	4.0
G. Fred Humbert(2)	218,000	218,000	—
Lori M. Henderson(3)	190,000	197,600	4.0

(1)	The salary noted for Mr. Magoon is reflective of his position as Corporate Controller. Upon Mr. Magoon’s appointment to the position of CFO, his salary was set at $205,000. This salary was established by the Compensation Committee after review of currently available market data for salaried CFO positions with consideration to Mr. Magoon’s new appointment.

(2)	There was no change on October 1, 2006 to Mr. Humbert’s base as he had been promoted to the position of Vice President and General Manager of the Manufacturing Solutions division in September 2006, and his salary was set at that time.

(3)	In fiscal 2006, represents full time equivalent as Ms. Henderson worked less than full time during that year. In June 2007, the Compensation Committee approved an out-of-cycle base salary increase for Ms. Henderson to $205,000.

Annual Target Cash Bonus

Cash bonuses under the Company’s executive bonus plan are based on the Company’s financial performance and achievement of corporate objectives established by our Board of Directors in the first quarter of each fiscal year. These corporate objectives are based on the operating plan that is adopted by the Board of Directors with respect to each fiscal year. Our corporate objectives typically include revenue growth and profitability, with individual business unit goals and other non-quantitative business goals also included, as appropriate in any fiscal year.

We have historically set target cash bonuses based on a range of potential performance outcomes compared to the established metrics, described as a “minimum bonus”, a “base bonus” and an “aggressive bonus.” The performance metrics set for each year also are established at these levels with “minimum” representing a set of metrics consistent with the low end of our internal expected full year results, “base” representing the high end of our internal expected full year results and “aggressive” representing stretch-level performance goals that our executive officers are seeking to achieve.

In calculating the actual bonus to be paid, we interpolate in a straight line between the bonus objectives, based on actual performance as compared to the business targets. Performance above all aggressive level targets may result in cash bonuses that exceed our aggressive bonus targets as we have not capped the amounts that may be received under our cash bonus plan. Cash bonus awards for any year may also include a discretionary amount.

Fiscal 2007 base level bonus targets for our executives, other than our CEO, ranged from 10% to 21% of base salary, depending on the specific role and job responsibilities held by each of our executives. Aggressive level bonus targets for our executives ranged from 35% to 66% of base salary for Fiscal 2007. Specifically, the Named Executive Officers’ bonus targets were as follows:

	Fiscal 2007 Bonus Targets
	as a Percentage of Base Salary
	Minimum	Base	Aggressive
Name	(%)	(%)	(%)

A. Roland Thomas	10	50	100
Christopher L. Gorgone	10	21	45
Gregory W. Magoon(1)	—	9	19
G. Fred Humbert	5	10	40
Kenneth R. Welch	10	20	66
Lori M. Henderson	8	16	45

(1)	Mr. Magoon’s bonus levels were set in accordance with the Key Employee Incentive Program bonus parameters, which was the bonus program applicable to him in his capacity as Corporate Controller.

For Fiscal 2007, the financial performance metrics that were approved by our Compensation Committee included overall corporate revenue and non-GAAP net income per share results and individual business division revenue and non-GAAP earnings before interest, taxes, depreciation and amortization (“EBITDA”). Our non-financial goals included implementation of certain financial and accounting systems and the achievement of certain technical and product release milestones. Our plan weights each bonus element depending on the impact that the particular executive has on the relevant target. The Committee considered each of these goals to be important steps towards the achievement of the Company’s long term business model and goals that, if reached at the base level, would represent significant progress from fiscal 2006. We treat the actual goals as confidential business information that could cause competitive harm if disclosed.

This approach toward setting annual business goals has been in place at the Company over a number of years. In certain years, the Company’s lack of achievement of the goals has led to limited or no payout for certain executives under the annual cash bonus plan.

Bonuses Awarded for Fiscal 2007

All executive bonus awards are generally determined after the close of the fiscal year, following the finalization of our results for the fiscal year, and are awarded at the full discretion of the Compensation Committee. On June 30, 2007, we disposed of our Manufacturing Solutions division and Mr. Humbert was paid his “base” bonus for the fiscal year at the time of the closing of that transaction based on the Compensation Committee’s evaluation of his performance during the fiscal year and his assistance in the closing of the transaction.

The Company’s results for Fiscal 2007 reflected the achievement of certain key milestones, including the divestiture of the Company’s Manufacturing Solutions division and a 14% increase in revenue from our core Design Analysis Solutions division when compared to fiscal 2006, resulting in a 20% increase in non-GAAP net income per share for the full fiscal year. The cash bonuses that were awarded for Fiscal 2007 were based upon our achievement or over achievement of the base-level corporate revenue, corporate non-GAAP net income per share and business unit performance goals for our Design Analysis Solutions division. In contrast, our Manufacturing Solutions division fell short of its revenue and non-GAAP EBITDA goals, but achieved its gross margin goals. The non-financial goals were all achieved at their aggressive targets. At our actual achievement level of each bonus element, each Named Executive Officer discussed above, other than Mr. Humbert, was awarded a cash bonus that was between the base (threshold) and the aggressive (maximum) amounts. The exact amount of the bonus was determined based upon achievement of the established targets coupled with the individual executive officer’s particular weightings.

As represented in the Summary Compensation Table beginning on page 20 of this Proxy Statement, the Named Executive Officers received from 22% to 61% of such executive’s then current base level salary as a bonus. In addition, certain executive officers were awarded discretionary cash bonuses based on their participation in the divestiture of the Manufacturing Solutions division. Because Mr. Magoon was promoted to the role of CFO effective on June 20, 2007, his bonus was paid in accordance with the bonus program applicable to him in his role as Corporate Controller. In addition, Mr. Magoon received a discretionary award based on his work in the divestiture of the Manufacturing Solutions division. All of these awards were paid in cash after the close of the fiscal year.

Equity Compensation

The Committee believes that stock option and restricted stock grants (1) align the interests of executives with long-term stockholder interests, (2) give executives a significant, long-term interest in the Company’s success, and (3) help retain key executives through the use of vesting in a competitive market for executive talent. The Committee reviews each executive officer’s equity position in light of his or her overall compensation arrangements, including the base salary and cash bonus potential discussed above.

In connection with review of the proposed grant levels for Fiscal 2007, the Committee also considered market data from both the survey group and the peer group with respect to each executive officer’s total direct compensation, which includes base salary, cash bonus and the value of the long term incentive grant. Although survey data such as this is imprecise and subject to interpretation based on each company’s particular circumstances, the Committee was advised by Pearl Meyer & Partners that its practices were consistent with the competitive norms for companies of its size and in its industry.

In Fiscal 2007, the equity portion of each executive’s compensation was generally valued as a percentage of approved base salary and base level cash bonus compensation. After such valuation is determined, the Board of Directors and the CEO may recommend modifications to the level of such awards, based on criteria such as tenure with the Company, executive accomplishments over the prior year and executive potential.

The value of the equity grant was determined by calculating the approximate expense to the Company of such equity compensation, given the current requirements of SFAS No. 123(R) which requires the expensing of the value of all equity based compensation. In order to determine the expense to the Company of the stock option grants, the options were valued at the date of grant using the Black-Scholes valuation method used for financial accounting purposes. The expense to the Company of the restricted stock was determined by the market value of the shares on the date of grant. All of the shares of restricted stock were awarded with time-based vesting provisions pursuant to which the shares vest in equal instalments over three years on each anniversary of the date of grant. The stock options vest as to one-third of the shares after one year and quarterly for two years thereafter.

Equity Awards Granted in Fiscal 2007

We typically award stock options and restricted stock in the first quarter of each fiscal year in order to achieve an orderly granting program that results in a continuing level of long-term incentive for our executive officers, in accordance with the retention goals for our executive officers. During Fiscal 2007, a total of 405,243 options, shares of restricted stock and restricted stock units were granted to our employees, officers and non-employee Directors, representing 3.4% of the outstanding shares of our Common Stock as of June 30, 2007. Our non-employee Directors received a total of 24,620 restricted stock units.

Each executive officer, other than the CEO, received approximately 90% of the combined value of his or her Fiscal 2007 base salary and base (target) cash bonus compensation in the form of equity awards, of which 65% of such value was in the form of restricted stock and 35% of such value was in the form of stock options. The Compensation Committee established the mix of equity compensation by review of competitive practices and with a view toward controlling the overall annual usage or “burn” rate of the Company’s equity pool. The Committee has determined that it is in the long-term best interest of stockholders to make prudent use of the stockholder approved equity pool in order to limit the need for further dilution of the stockholders. In certain cases, the CEO recommended, and the Committee discussed and agreed to, modifications to these grant levels based on the individual performance criteria discussed above.

In Fiscal 2007, Mr. Thomas received an equity grant with a value equal to 110% of his combined base salary and base level cash bonus compensation. As with the executive officers, 65% of such value was granted in the form of restricted stock and 35% of such value was granted in the form of stock options. Mr. Thomas was granted 18,632 shares of restricted stock and options to purchase 25,081 shares of Common Stock.

Equity Grant Policy

The Compensation Committee approves all grants of equity awards to executive officers. Mr. Thomas has been delegated authority to grant equity awards to non-executive employees in amounts less than 5,000 shares. This authority may be used in the case of new hire grants or in the case of merit-based awards of a minor nature during the fiscal year. Equity awards to the non-employee members of the Board of Directors are approved by the Board of Directors after recommendation by the Compensation Committee. The grant or exercise price for all equity awards is the fair market value of the Company’s Common Stock on the grant date which is equal to the closing price of the stock on the date of grant.

Equity Ownership by Executives

We do not currently have a formal equity ownership requirement for our executives. However, we encourage our executives to own equity in the Company on a voluntary basis. We periodically review the vested and unvested equity holdings of our executives and evaluate whether these holdings sufficiently align the interests of our executives with the long-term interests of our stockholders.

Perquisites

Our executives have not in the past received perquisites at any material level and are entitled to few benefits that are not otherwise available to all of our employees.

Perquisites Provided in 2007

All of our Named Executive Officers participated in the same Company retirement plans that are available to all of our eligible employees. The Company provides matching contributions to the 401(k) plan for each US-based executive. In addition, Mr. Thomas, Mr. Gorgone, Mr. Welch and Ms. Henderson received reimbursement for a supplemental long term disability policy and each Named Executive Officer, other than Mr. Magoon, received certain paid travel expenses for their spouse to the Company’s annual sales achievement trip. Our corporate health plans are the same for all eligible employees.

Post-Employment Compensation

Retirement Benefits

We do not provide any retirement plans for our employees, other than the 401(k) plan which is available to our US-based employees and provides for a Company match of employee contributions up to 5% of salary. We do not provide any nonqualified defined contribution or other deferred compensation plans.

Employment, Severance and Change-of-Control Agreements

Employment Agreements with Named Executive Officers

All of our Named Executive Officers have employment agreements (the “Employment Agreements”). We believe these agreements benefit the Company by clarifying the terms of employment and ensuring that we are protected by non-compete, non-solicitation, and non-disclosure provisions. They are also necessary to attract and retain senior talent in a competitive market. Furthermore, we believe that change in control benefits, if structured appropriately, serve to encourage our executive officers to consider all options that will increase shareholder value, minimize the distraction caused by a potential transaction and reduce the risk that key talent will leave the organization before a transaction closes.

Each Employment Agreement is for a period of one year, and is automatically extended for one additional year on the anniversary date unless either party has given notice that it does not wish to extend the agreement. The Employment Agreements require our executive officers to refrain from competing with the Company and from soliciting our employees for a period of twelve months following termination for any reason. Each Employment Agreement provides for the following:

Termination by Executive for Good Reason or by Company without Cause

If the Named Executive Officer terminates his employment for good reason (as defined in the Employment Agreements) or if the Named Executive Officer’s employment is terminated by the Company without cause (as defined in the Employment Agreements), then the Company shall, through the date of termination, pay Named Executive Officer their accrued and unpaid base salary at the rate in effect at the time notice of termination is given and his accrued and unpaid incentive compensation (including any bonus payment if any, that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any Committee thereof which shall be paid if and when it is so authorized by the Board of Directors). In addition, subject to signing by the Named Executive Officer of a general release of claims in a form and manner satisfactory to the Company, the Company shall provide the following benefits to the Named Executive Officer: (i) the Company shall pay the Named Executive Officer an amount equal one (1) times the sum of (A) the Named Executive Officer’s base salary in effect on the date of termination, and (B) the Named Executive Officer’s average annual bonus or other variable cash compensation (including commissions) over the five fiscal years immediately prior to the year of termination, (ii) for a period of one year commencing on the date of termination, pay such health and dental insurance premiums as may be necessary to allow the Named Executive Officer and the Named Executive Officer’s spouse and dependents to continue to receive health and dental insurance coverage substantially similar to coverage they received from the Company prior to the date of termination, and (iii) an acceleration of vesting for all stock options and stock awards that would have vested within twelve months following the date of termination.

Termination Following Disability

The Named Executive Officer shall continue to receive his accrued and unpaid base salary and accrued and unpaid incentive compensation, (including any bonus payment if any, that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof which shall be paid if and when it is so authorized by the Board of Directors) until the Named Executive Officer’s employment is terminated due to disability or until the Named Executive Officer terminates his employment, whichever first occurs. For a period of one year following the date of termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow the Named Executive Officer and the Named Executive Officer’s spouse and dependents to receive health and dental insurance coverage substantially similar to coverage they received from the Company prior to the date of termination, if any. In addition, all outstanding stock options and stock awards that would have vested within twelve months following the date of termination shall automatically accelerate and become fully vested.

Termination Upon Death

The Company shall pay the Named Executive Officer’s accrued and unpaid base salary to the date of his death, plus his accrued and unpaid incentive compensation (including any bonus payment if any, that is earned with respect to any financial period but which has not yet been authorized for payment by the Board of Directors or any committee thereof which shall be paid if and when it is so authorized by the Board of Directors). For a period of one year following the date of termination, the Company shall pay such health and dental insurance premiums as may be necessary to allow the Named Executive Officer’s spouse and dependents to receive health and dental insurance coverage, if any, substantially similar to coverage they received from the Company immediately prior to the date of termination. In addition, all outstanding stock options and stock awards that would have vested within twelve months following the date of death shall automatically accelerate and become fully vested.

Termination Following a Change-of-Control

In the event that within 12 months following a change of control the Named Executive Officer terminates his employment for good reason (as defined in the Employment Agreements) or if the Named Executive Officer’s employment is terminated by the Company without cause (as defined in the Employment Agreements), the Company shall pay the Named Executive Officer an amount equal to 1.5 times the sum of (A) the Named Executive Officer’s base salary, and (B) the Named Executive Officer’s cash bonus or other variable cash compensation (including commissions) that would be payable to the Named Executive Officer during the fiscal year in which the change of control occurred if the Company and the Named Executive Officer had met all of the targets required for a full payment of such cash bonus or other variable cash compensation. The Company shall, for a period of one year commencing on the date of termination, pay such health and dental insurance premiums as may be necessary to allow the Named Executive Officer, the Named Executive Officer’s spouse and dependents to continue to receive health and dental insurance coverage substantially similar to the coverage they received prior to the date of termination. In addition, upon a change of control all outstanding equity awards held by the executive officer shall automatically accelerate and become fully vested.

Mr. Thomas’ Employment Agreement also includes certain provisions (i) requiring the Company to increase payments to him following a change in control in the event that amounts paid to him would subject him to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, (the “Code”), (ii) relating to the relocation of Mr. Thomas and his family back to Australia in the event that he terminates his employment for good reason, is terminated without cause or in the event of a change of control, and (iii) providing that the Company will reimburse Mr. Thomas in the event that he incurs certain adverse tax consequences due to his expatriate assignment in the United States.

The Compensation Committee periodically reviews the benefits provided under the Employment Agreements to ensure they serve the Company’s interests in retaining these key executives, are consistent with market practice, and are reasonable. During the review of the Company’s compensation arrangements for Fiscal 2007, Pearl Meyer & Partners found that the Company’s arrangements are generally within the competitive norms of market practices.

Had a change of control occurred during Fiscal 2007 and had their employment been terminated on June 30, 2007, our Named Executive Officers would have been eligible to receive the payments set forth in the table entitled Potential Payments under Employment, Severance and Change-of-Control Agreements on page 25 of this Proxy Statement.

Employment Agreement with Mr. Humbert

The Company was party to an Employment Agreement dated September 8, 2006 with Mr. Humbert, which was entered into at the time of Mr. Humbert’s promotion to the role of Vice President and General Manager, Manufacturing Solutions. On June 30, 2007, Mr. Humbert’s employment with the Company was terminated in connection with the sale of the Company’s Manufacturing Solutions division. Mr. Humbert’s Employment Agreement was materially the same as the Employment Agreements of our other executive officers described above, except that it contained a provision that provided for certain benefits to Mr. Humbert in the event that the Company’s Manufacturing Solutions division was sold. The agreement provided that upon a transfer of the division which was not a change of control, Mr. Humbert would receive a lump sum bonus payment of $62,000, all stock options granted to Mr. Humbert on or after the date of the Employment Agreement would immediately vest and become exercisable, and Mr. Humbert would have up to twelve months from the date of termination or the remaining option term, if earlier, to exercise all such stock options. All repurchase rights and other restrictions on the shares of restricted stock that were granted to Mr. Humbert on or after the date of his Employment Agreement would immediately lapse. Mr. Humbert’s bonus was paid, certain stock options were accelerated and the restrictions on his restricted stock lapsed on June 30, 2007 in connection with the closing of the sale of the Manufacturing Solutions division.

Transition Agreement with Mr. Gorgone

On June 20, 2007, the Company and Christopher L. Gorgone entered into a Transition Agreement which sets forth the obligations of the Company to Mr. Gorgone and the services to be provided by Mr. Gorgone to the Company between such date and his termination of employment with the Company on September 30, 2007. Following the transition period, and at the time of termination of employment, Mr. Gorgone will be eligible for the benefits set forth in his Employment Agreement as described in Potential Payments under Employment, Severance and Change-of-Control Agreements section of this Proxy Statement.

Change-of-Control Agreement and Subsequent Employment Agreement with Mr. Magoon

On December 13, 2006, the Company and Gregory W. Magoon entered into a change of control agreement which set forth the obligations of the Company to Mr. Magoon in the case of a change of control of the Company. Upon a change of control prior to June 30, 2007, as defined in Mr. Magoon’s change of control agreement, Mr. Magoon would have been eligible for a payment of an amount equal to twenty four (24) weeks of his current base salary and an amount equal to his current “at plan” bonus. In addition, Mr. Magoon would have been eligible for a twenty-four (24) week continuation of benefits, including health and dental.

On August 27, 2007, the Company and Mr. Magoon entered into an Employment Agreement which superseded his change of control agreement. Mr. Magoon’s Employment Agreement is materially the same as the Employment Agreements of our other executive officers, except that only the equity awards granted to Mr. Magoon in his capacity as CFO are subject to acceleration in the event that his employment is terminated by the Company without cause, by him for good reason, or upon termination due to death or disability. In addition, in the event that any severance payment made following a change of control would be subject to the excise tax imposed by Section 4999 of the Code, then any payment due Mr. Magoon that would result in payments in excess of three times Mr. Magoon’s base amount as defined in Section 280G(b)(3) of the Code, (the “Threshold Amount”), may be reduced to the extent necessary to insure that the payment will not exceed the Threshold Amount, in the event that the reduced amount would result in a greater total payment to Mr. Magoon, after consideration of all required taxes.

Summary Compensation Table
Fiscal Year 2007

The following table sets forth and discusses the compensation paid or awarded during Fiscal 2007 to the Company’s Principal Executive Officer, the individuals who served as the Company’s Principal Financial Officer and the three other most highly compensated executive officers of the Company during Fiscal 2007.

									Non- Equity
					Stock		Option		Incentive Plan		All Other
				Bonus	Awards ($)		Awards ($)		Compensation		Compensation
Name and Principal Position	Year	Salary ($)		($)(1)	(2)		(3)		($)(4)		($)(5)	Total ($)

A. Roland Thomas	2007	286,250		—	161,610		141,394		177,024		3,297	769,575
President and Chief Executive Officer
Christopher L. Gorgone	2007	221,167		—	236,589	(7)	316,622	(8)	60,782		245,311	1,080,471
Former Executive Vice President of Finance, CFO & Treasurer
Gregory W. Magoon	2007	140,588		10,000	18,257		14,631		17,160		5,342	205,978
Executive Vice President, CFO, Assistant Secretary & Treasurer
Kenneth R. Welch	2007	236,900		—	92,876		55,500		89,956		10,114	485,346
Executive Vice President & General Manager, Design Analysis Solutions
G. Fred Humbert	2007	234,536	(6)	22,000	105,630		76,173		72,060	(4)	10,799	521,198
Vice President & General Manager, Manufacturing Solutions
Lori M. Henderson	2007	186,508		50,000	62,130		37,873		44,961		11,365	392,837
Executive Vice President, General Counsel & Secretary

(1)	Discretionary bonus amounts for Mr. Magoon, Mr. Humbert and Ms. Henderson were paid in relation to work performed on the Company’s divestiture of its Manufacturing Solutions division in June 2007.

(2)	Reflects the grant date value of restricted stock expensed by the Company in Fiscal 2007 in accordance with FAS 123(R). These shares vest equally as to one third of the total grant each year. Refer to Note 14, “Stock-Based Compensation and Stock Plans” beginning on page F-16 of the Notes to Consolidated Financial Statements included in our Form 10-K for additional information.

(3)	The grant date present value of stock options held by the executive officer was determined using a Black-Scholes option pricing model and expensed by the Company in Fiscal 2007 in accordance with SFAS No. 123(R). Refer to Note 14, “Stock-Based Compensation and Stock Plans” beginning on page F-16 of the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our option awards.

(4)	Non-equity incentive compensation amounts include amounts accrued with respect to Fiscal 2007 that have been paid out in fiscal 2008. Mr. Humbert’s non-equity incentive compensation amount includes $10,060 of earned commissions under his sales incentive plan for fiscal 2006 which was paid out in Fiscal 2007.

(5)	For Mr. Thomas, represents life and disability insurance purchased for Mr. Thomas’ benefit, and travel costs for his spouse. For Mr. Gorgone, represents contributions by the Company to his 401(k) account, life and disability insurance purchased for his benefit, travel costs for his spouse and approximately $232,318 to be paid pursuant to the termination of his Employment Agreement. Such amount will be paid following the term of the Transition Agreement on September 30, 2007. For Mr. Magoon, represents contributions by the Company to his 401(k) account. For Mr. Welch and Ms. Henderson represents contributions by the Company to their 401(k) account(s), life and disability insurance purchased for their benefit and travel costs for their spouses. For Mr. Humbert, represents contributions by the Company to his 401(k) account and travel costs for his spouse.

(6)	Mr. Humbert’s salary amount includes $16,536 of vacation payout provided upon his termination of employment on June 30, 2007.

(7)	For Mr. Gorgone, amount includes expense related to the acceleration and resulting revaluation of certain restricted stock awards granted to Mr. Gorgone which was required due to Mr. Gorgone’s entry into a Transition Agreement with the Company and resignation as Chief Financial Officer on June 20, 2007. The fair value of these awards and the amounts expensed in Fiscal 2007 were determined in accordance with SFAS No. 123(R).

(8)	For Mr. Gorgone, amount includes expense related to the acceleration and resulting revaluation of certain stock options granted to Mr. Gorgone which was required due to Mr. Gorgone’s entry into a Transition Agreement with the Company. The fair value of these awards and the amounts expensed in Fiscal 2007 were determined in accordance with SFAS No. 123(R). Refer to Note 14, “Stock-Based Compensation and Stock Plans” beginning on page F-16 of the Notes to Consolidated Financial Statements included in our Form 10-K for additional information.

Grants of Plan Based Awards

The following table shows each grant of an equity-based award made to a Named Executive Officer under any plan during Fiscal 2007.

							All Other
							Stock		All Other		Exercise	Grant
							Awards:		Stock		or Base	Date Fair
		Estimated Future Payouts Under Non-					Number of		Awards:		Price of	Value of
		Equity Incentive Plan Awards(1)					Shares		Number of		Option	Stock and
	Grant	Threshold	Target		Maximum		of Stock		Securities		Awards	Option
Name	Date	($)	($)		($)		or Units (#)		Underlying Options (#)		($/Sh)	Awards(2)

A. Roland Thomas	9/8/2006	29,000	145,000		290,000		25,536		34,375		$12.05	$487,397
President & CEO
Christopher L. Gorgone	9/8/2006	23,330	45,659		100,255		10,465		14,087		$12.05	$199,740
Former Executive Vice President of Finance, Chief Financial Officer and Treasurer
Gregory W. Magoon	9/8/2006	—	13,000	(3)	26,000	(3)	3,244		2,410		$12.05	$45,998
Executive Vice President,	6/11/2007	—	—		—		6,541	(4)	8,806	(4)	$22.71	$235,797
Chief Financial Officer, Assistant Secretary & Treasurer
G. Fred Humbert	9/8/2006	10,900	22,000		87,200		10,465		14,087		$12.05	$199,740
Vice President & General Manager, Manufacturing Solutions
Kenneth R. Welch	9/8/2006	24,440	48,880		157,872		14,902		20,060		$12.05	$284,429
Executive Vice President & General Manager, Design Analysis Solutions
Lori M. Henderson	9/8/2006	16,250	32,500		88,920		10,465		14,087		$12.05	$199,740
Executive Vice President, General Counsel & Secretary

(1)	These columns reflect minimum, base and aggressive payout levels under the Moldflow Corporation Cash Bonus Plan (the “Cash Bonus Plan”) for Fiscal 2007. The actual amount earned by each Named Executive Officer is reported under the Non-Equity Incentive Plan Compensation column in the Summary Compensation Table beginning on page 20 of this Proxy Statement. Performance above all aggressive (maximum) level business targets may result in cash bonuses that exceed our aggressive bonus targets as the Company does not cap the amount that may be received under its Cash Bonus Plan.

(2)	This column reflects the number of stock options granted under our Option Plan during Fiscal 2007. The grant date present value of these option grants was determined using a Black-Scholes option pricing model. Refer to Note 14, “Stock-Based Compensation and Stock Plans” beginning on page F-16 of the Notes to Consolidated Financial Statements included in our Form 10-K for the relevant assumptions used to determine the valuation of our option awards.

(3)	During Fiscal 2007, Mr. Magoon was eligible for a bonus in accordance with the Key Employee Incentive Program which was the bonus program applicable to him in his role as Corporate Controller. The actual amount earned by Mr. Magoon is reported in the Summary Compensation Table located on page 20 of this Proxy Statement.

(4)	In connection with Mr. Magoon’s assumption of the role of Chief Financial Officer, in June 2007 he received a stock award and a grant of stock options. The vesting schedule for these grants can be found in footnotes 7 and 11 of the Outstanding Equity Awards at Fiscal Year End chart beginning on page 22 of this Proxy Statement.

Outstanding Equity Awards at Fiscal Year End

The table below shows the outstanding equity awards held by our Named Executive Officers as of June 30, 2007.

	Option Awards					Stock Awards
								Market
	Number of	Number of				Number of		Value of
	Securities	Securities				Shares or		Shares or
	Underlying	Underlying				Units of		Units of
	Unexercised	Unexercised		Option		Stock That		Stock That
	Options	Options		Exercise	Option	Have Not		Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($)

A. Roland Thomas	4,000	—		$23.38	10/19/2008	—		—
	75,000	—		$9.80	8/1/2008	—		—
	68,750	6,250	(1)	$10.91	7/30/2009	—		—
	14,630	10,451	(2)	$15.35	09/28/2010
	—	34,375	(3)	$12.05	09/08/2014
						12,421	(9)	$273,014
						25,536	(10)	$561,281

Christopher L. Gorgone	48,750	16,250	(4)	$15.70	01/10/2010	—		—
	7,828	5,593	(2)	$15.35	09/28/2010
	—	14,087	(3)	$12.05	09/08/2014
						6,646	(9)	$146,079
						10,465	(10)	$230,021

Gregory W. Magoon	6,000	—		$22.75	03/07/2009	—		—
	3,067	1,533	(5)	$11.00	08/02/2009	—		—
	832	1,664	(6)	$15.51	10/03/2010
	0	3,244	(3)	$12.05	09/08/2014
	0	8,806	(7)	$22.71	06/11/2015
						1,236	(8)	$27,167
						2,410	(10)	$52,972
						6,541	(11)	$143,771

G. Fred Humbert	1,667	—		$13.88	07/31/2007	—		—
	14,087	—		$12.05	06/30/2008	—		—

	Option Awards				Stock Awards
							Market
	Number of	Number of			Number of		Value of
	Securities	Securities			Shares or		Shares or
	Underlying	Underlying			Units of		Units of
	Unexercised	Unexercised	Option		Stock That		Stock That
	Options	Options	Exercise	Option	Have Not		Have Not
	(#)	(#)	Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable	($)	Date	(#)		($)

Kenneth R. Welch	73,661	—	$4.62	08/13/2007	—		—
	10,000	—	$9.80	08/01/2008	—		—
	6,875	625 (1)	$10.91	07/30/2009	—		—
	8,289	5,922 (2)	$15.35	09/28/2010
	—	20,060 (3)	$12.05	09/08/2014
					7,038	(9)	$154,695
					14,902	(10)	$327,546

Lori M. Henderson	1,667	—	$13.01	02/10/2008	—		—
	4,000	—	$17.88	06/21/2008	—		—
	3,000	—	$19.88	12/21/2008	—		—
	7,500	—	$9.80	08/01/2008	—		—
	5,500	500 (1)	$10.91	07/30/2009	—		—
	5,297	3,784 (2)	$15.35	09/28/2010
	—	14,087 (3)	$12.05	09/08/2014
					4,497	(9)	$98,844
					10,465	(10)	$230,021

(1)	Represents stock options, which vest as to one third on the first anniversary of the grant date and quarterly thereafter over a two-year period, so long as the executive officer is employed by the Company on each such date, with the first vesting date of July 30, 2005.

(2)	Represents stock options, which vest as to one third on the first anniversary of the grant date and quarterly thereafter over a two-year period, so long as the executive officer is employed by the Company on each such date, with the first vesting date of September 28, 2006.

(3)	Represents stock options, which vest as to one third on the first anniversary of the grant date and quarterly thereafter over a two-year period, so long as the executive officer is employed by the Company on each such date, with the first vesting date of September 8, 2007.

(4)	Represents stock options, which vest as to one third on the first anniversary of the grant date and quarterly thereafter over a two-year period, so long as the executive officer is employed by the Company on each such date, with the first vesting date of January 10, 2006.

(5)	Represents stock options, which vest as to one third per year over a three-year period, so long as Mr. Magoon is employed by the Company on each such date, with the first vesting date of August 2, 2005.

(6)	Represents stock options, which vest as to one third per year over a three-year period, so long as Mr. Magoon is employed by the Company on each such date, with the first vesting date of October 3, 2006.

(7)	Represents stock options, which vest as to one third on the first anniversary of the grant date and quarterly thereafter over a two-year period, so long as the executive officer is employed by the Company on each such date, with the first vesting date of June 11, 2008.

(8)	Represents a time-based restricted stock award, which vests in equal annual installments over a three-year period commencing on the date of grant so long as the executive officer is employed by the Company on each such date, with the first vesting date of October 3, 2006.

(9)	Represents a time-based restricted stock award, which vests in equal annual installments over a three-year period commencing on the date of grant so long as the executive officer is employed by the Company on each such date, with the first vesting date of September 28, 2006.

(10)	Represents a time-based restricted stock award, which vests in equal annual installments over a three-year period commencing on the date of grant so long as the executive officer is employed by the Company on each such date, with the first vesting date of September 8, 2007.

(11)	Represents a time-based restricted stock award, which vests in equal annual installments over a three-year period commencing on the date of grant so long as the executive officer is employed by the Company on each such date, with the first vesting date of June 11, 2008.

Options Exercised and Stock Vested

The following table sets forth the aggregate number of options to purchase shares of our Common Stock exercised by our Named Executive Officers during Fiscal 2007 and the aggregate number of shares of Common Stock that vested in Fiscal 2007. The value realized on the exercise is the product of (1) the fair market value of a share of Common Stock on the date of exercise minus the exercise price, multiplied by, (2) the number of shares of Common Stock underlying the exercised options. The value realized on vesting is the product of (1) the fair market value of a share of Common Stock on the vesting date multiplied by, (2) the number of shares vesting.

	Option Awards			Stock Awards
	Number of Shares		Value Realized Upon	Number of Shares		Value Realized on
	Acquired on Exercise		Exercise	Acquired on Vesting		Vesting
Name	(#)		($)	(#)		($)

A. Roland Thomas	225,000		$2,654,895	6,211		$74,470
Christopher L. Gorgone	—		—	3,324		$39,855
Gregory W. Magoon	15,700		$91,274	618		$7,416
G. Fred Humbert	6,799	(1)	$19,218	10,465	(1)	$230,021
Kenneth R. Welch	—		—	3,519		$42,193
Lori M. Henderson	54,833		$567,534	2,249		$26,966

(1)	Reflects the number and value of the stock options and restricted stock awards that accelerated as required under the terms of Mr. Humbert’s Employment Agreement in connection with the transfer of the Manufacturing Solutions division.

Potential Payments under Employment, Severance and Change-of-Control Agreements

The following table shows estimated potential payments and benefits that would have been provided to Messer’s Thomas, Welch and Magoon and Ms. Henderson if a change of control had occurred or if the executive officer’s employment was terminated without a change of control as of June 30, 2007. Mr. Gorgone and Mr. Humbert have been omitted from these charts as their individual arrangements are described in the narrative accompanying the Summary Compensation Table beginning on page 20 and in the section titled Employment, Severance and Change-of-Control Agreements beginning on page 16 of this Proxy Statement.

		Termination by			Change of
	Termination	Company			Control	Change of Control,
	by Company	Without Cause or			Without	Termination by
	for Cause or	Termination by			Termination	Company Without
	Voluntary	Executive for			Without Cause	Cause or Termination
	Termination	Good			or for Good	by Executive for Good
	by Executive	Reason($)(1)	Disability($)(1)	Death($)(1)	Reason($)(1)	Reason($)(1)

A. Roland Thomas
Severance Compensation:
Base Salary	—	290,000	—	—	—	435,000
Bonus	—	286,605	177,024	177,024	—	435,000
Benefits and Perquisites:
Health and Dental	—	13,135	13,135	13,135	—	13,135
Acceleration of Options	—	323,631	323,631	323,631	479,821	479,821
Acceleration of Restricted Stock	—	323,590	323,590	323,590	834,295	834,295
Relocation Expenses	—	150,000				150,000
Excise Tax and Gross-up Payments	—	—	—	—	—	$425,232	(2)

Gregory W. Magoon(3)
Severance Compensation:
Base Salary	—	—	—	—	—	70,200
Bonus	—	—	—	—	—	13,000
Benefits and Perquisites:
Health and Dental	—	—	—	—	—	6,567
Acceleration of Options	—	—	—	—	—	—
Acceleration of Restricted Stock	—	—	—	—	—	—

Kenneth R. Welch
Severance Compensation:
Base Salary	—	239,200	—	—	—	358,800
Bonus	—	155,392	89,956	89,956	—	236,808
Benefits and Perquisites:
Health and Dental	—	13,135	13,135	13,135	—	13,135
Acceleration of Options	—	154,516	154,516	154,516	245,377	245,377
Acceleration of Restricted Stock	—	186,544	186,544	186,544	482,241	482,241

		Termination by			Change of
	Termination	Company			Control	Change of Control,
	by Company	Without Cause or			Without	Termination by
	for Cause or	Termination by			Termination	Company Without
	Voluntary	Executive for			Without Cause	Cause or Termination
	Termination	Good			or for Good	by Executive for Good
	by Executive	Reason($)(1)	Disability($)(1)	Death($)(1)	Reason($)(1)	Reason($)(1)

Lori M. Henderson
Severance Compensation:
Base Salary	—	205,000	—	—	—	307,500
Bonus	—	87,614	44,961	44,961	—	138,000
Benefits and Perquisites:
Health and Dental	—	13,135	13,135	13,135	—	13,135
Acceleration of Options	—	107,199	107,199	107,199	170,507	170,507
Acceleration of Restricted Stock	—	126,099	126,099	126,099	328,865	328,865

(1)	For a complete description of the payout terms for each category noted above, please refer to the Employment, Severance and Change-of-Control Agreements beginning on page 16 of this Proxy Statement.

(2)	The reasonable range of costs of Section 280G gross-up payments does not take account any mitigation for payments being paid in consideration of non-competition agreements or as reasonable compensation. The calculation for the 280G gross-up assumes a stock price of $21.98, the closing price on June 30, 2007 and a short-term federal interest rate of 5.74%.

(3)	For a complete description of the payout terms for Mr. Magoon under his Change-of-Control Agreement, please refer to the Employment, Severance and Change-of-Control Agreements beginning on page 16 of this Proxy Statement.

Tax and Accounting Considerations

The Internal Revenue Code of 1986, as amended, limits the federal income tax deductibility of compensation paid to the Company’s CEO and the four highest compensated executive officers. For this purpose, compensation can include, in addition to cash compensation, the difference between the exercise price of stock options and the value of the underlying stock on the date of exercise. The Company may deduct compensation with respect to any of these individuals only to the extent that during any fiscal year such compensation does not exceed $1.0 million or meets certain other conditions (such as stockholder approval). Considering the Company’s current compensation plans and policy, the Company and the Compensation Committee believe that, for the near future, there is little risk that the Company will lose any significant tax deduction relating to executive compensation. We reserve the right, however, to use our judgment to modify the Company’s compensation plans and policies to maximize deductibility, and to authorize compensation payments that do not comply with the exemptions in Section 162(m) when we believe that such payments are appropriate and in the best interests of the stockholders, after taking into consideration changing business conditions or the officer’s performance.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis (the “CD&A”) with management and has recommended to the Board of Directors the inclusion of the CD&A in the Company’s Proxy Statement and Annual Report on Form 10-K for the year ended June 30, 2007, as applicable.

Compensation Committee:

Robert P. Schechter, Chairman
Roger E. Brooks
Robert J. Lepofsky

REPORT OF THE AUDIT COMMITTEE

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended June 30, 2007 and management’s assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2007 with management and Grant Thornton LLP, the Company’s independent registered public accounting firm. Management has the responsibility for the preparation of the Company’s financial statements, and the independent registered public accounting firm has the responsibility to perform an independent audit of those financial statements and the Company’s internal control over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board. The Audit Committee regularly reviews the Company’s Quarterly Reports filed on Form 10-Q and meets with the independent registered public accounting firm from time to time at the request of either the Audit Committee or the independent registered public accounting firm.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees,” as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications.” In addition, the Audit Committee has discussed with the independent registered public accounting firm their independence from the Company and its management, and the Audit Committee received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees.”

During the course of the fiscal year ended June 30, 2007, management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. The Audit Committee and its members individually were kept apprised of the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, the Audit Committee received periodic updates provided by management and the Company’s independent registered public accounting firm at committee meetings. At the conclusion of the process, management provided the Audit Committee with, and the Audit Committee reviewed, a report on the effectiveness of the Company’s internal control over financial reporting. The Audit Committee also received the report of management contained in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, as well as the Grant Thornton LLP Report of the Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its audit of (i) the consolidated financial statements and financial statement schedule, and (ii) the effectiveness of internal control over financial reporting. The Audit Committee continues to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in the fiscal year ending June 30, 2008.

In reliance on its review and discussions and the Report of the Independent Registered Public Accounting Firm, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2007, which has been filed with the Securities and Exchange Commission.

No portion of this Audit Committee Report shall be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, through any general statement incorporating by reference in its entirety the Proxy Statement in which this report appears, except to the extent that the Company specifically incorporates this report or a portion of it by reference. In addition, this report shall not be deemed filed under either the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.

Submitted by the Audit Committee:

Frank W. Haydu III, Chairman
Roger E. Brooks
Robert P. Schechter

EXPENSES OF SOLICITATION

The Company will pay the entire expense of soliciting proxies for the Annual Meeting. In addition to solicitations by mail, certain Directors, officers and regular employees of the Company (who will receive no compensation for their services other than their regular compensation) may solicit proxies by telephone, e-mail or personal interview. Banks, brokerage houses, custodians, nominees and other fiduciaries have been requested to forward proxy materials to the beneficial owners of shares held of record by them and such custodians will be reimbursed for their expenses. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies for a fee plus reimbursement of expenses.

SUBMISSION OF STOCKHOLDER PROPOSALS FOR 2008 ANNUAL MEETING

Stockholder proposals intended to be presented at the Company’s 2008 Annual Meeting of Stockholders must be received by the Company on or before May 21, 2008 in order to be considered for inclusion in the Company’s Proxy Statement and form of proxy for that meeting. These proposals must also comply with the rules of the Securities and Exchange Commission governing the form and content of proposals in order to be included in the Company’s proxy statement and form of proxy and should be mailed to: Secretary, Moldflow Corporation, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701.

The Company’s by-laws provide that any stockholder of record wishing to have a stockholder proposal that is not included in the Company’s Proxy Statement considered at an annual meeting must provide written notice of such proposal and appropriate supporting documentation, as set forth in the by-laws, to the Company’s Secretary at its principal executive office not less than 90 days or more than 120 days prior to the first anniversary of the date of the preceding year’s annual meeting. In the event, however, that the annual meeting is scheduled to be held more than 30 days before such anniversary date or more than 60 days after such anniversary date, notice must be so delivered not earlier than the 120th day prior to the scheduled date of such meeting and not later than the later of (i) the 10th day after the date of public disclosure of the date of such meeting or (ii) the 90th day prior to the scheduled date of such meeting. Proxies solicited by the Board of Directors will confer discretionary voting authority on the proxy holders with respect to these proposals, subject to rules of the Securities and Exchange Commission governing the exercise of this authority.

SUBMISSION OF SECURITYHOLDER RECOMMENDATIONS FOR DIRECTOR CANDIDATES

All securityholder recommendations for Director candidates must be submitted in writing to the Secretary of the Company, Moldflow Corporation, 492 Old Connecticut Path, Suite 401, Framingham, MA 01701, who will forward all recommendations to the Nominating Committee. All securityholder recommendations for Director candidates must be submitted to the Company not less than 120 calendar days prior to the date on which the Company’s Proxy Statement was released to stockholders in connection with the previous year’s annual meeting. All securityholder recommendations for Director candidates must include (1) the name and address of record of the securityholder, (2) a representation that the securityholder is a record holder of the Company’s securities, or if the securityholder is not a record holder, evidence of ownership in accordance with Rule 14a-8(b)(2) of the Securities Exchange Act of 1934, (3) the name, age, business and residential address, educational background, public company directorships, current principal occupation or employment, and principal occupation or employment for the preceding five full fiscal years of the proposed Director candidate, (4) a description of the qualifications and background of the proposed Director candidate which addresses the minimum qualifications and other criteria for Board membership approved by the Board of Directors from time to time, (5) a description of all arrangements or understandings between the securityholder and the proposed Director candidate, (6) the consent of the proposed Director candidate to be named in the proxy statement, to have all required information regarding such Director candidate included in the proxy statement, and to serve as a Director if elected, and (7) any other information regarding the proposed Director candidate that is required to be included in a proxy statement filed pursuant to the rules of the Securities and Exchange Commission.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has selected Grant Thornton LLP as the independent registered public accounting firm for the Company for the fiscal year ending June 30, 2008. Grant Thornton LLP has served as the independent registered public accounting firm for the Company since March 9, 2006. A representative of Grant Thornton LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement if he or she so desires. The representative will be available to respond to appropriate questions from stockholders.

Fees for professional services provided by Grant Thornton LLP for the 2006 fiscal year from March 9, 2006 to June 30, 2006, and by PricewaterhouseCoopers LLP for professional services provided from July 1, 2005 through March 7, 2006, are set forth in the table below. In fiscal 2006 fees for professional services were incurred by PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm from 1996 until 2006 as well as Grant Thornton, the Company’s independent registered public accounting firm from 2006 to the present. Audit Fees included fees associated with the audit of the Company’s consolidated financial statements, the reviews of the Company’s quarterly reports on Form 10-Q and statutory audits required for certain international subsidiaries. In Fiscal 2007, Audit Fees included $366,541 which were incurred in connection with the audit of our internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act of 2002. Tax Fees included domestic and international tax compliance, tax advice and tax planning. For Fiscal 2007, tax fees included $35,000 related to compliance services, particularly assistance with worldwide tax audits, inquiries and similar actions and tax return preparation. The remaining $41,000 of tax fees related to general tax planning and advice, including quarterly review meetings.

	Year Ended	Year Ended
	June 30, 2007	June 30, 2006

Audit Fees	$1,365,000	$1,429,000
Audit-Related Fees	—	48,000
Tax Fees	76,000	341,000
All Other Fees	—	—

Total	$1,441,000	$1,818,000

All of the audit-related, tax and all other services provided by our independent registered public accounting firms to the Company in fiscal years 2007 and 2006 were approved by the Audit Committee by means of specific pre-approvals by the Audit Committee. All non-audit services provided in fiscal years 2007 and 2006 were reviewed by the Audit Committee, which concluded that the provision of such services by PricewaterhouseCoopers LLP and Grant Thornton LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

CODE OF ETHICS

The Board of Directors has adopted a Code of Ethics and Business Conduct, that is applicable to all Directors, officers and employees of the Company and its subsidiaries, and a Code of Ethics for CEO and Senior Financial Officers, that includes additional provisions and is applicable to the Company’s CEO, CFO, principal accounting officer and controller. Both the Code of Ethics and Business Conduct and the Code of Ethics for CEO and Senior Financial Officers are available on the Corporate Governance page in the Investors section of the Company’s website at www.moldflow.com. The Company intends to post any amendments to or waivers from the Code of Ethics for CEO and Senior Financial Officers at this location on its website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered to be a part of, this Proxy Statement.

OTHER MATTERS

The Board of Directors does not know of any matters other than those described in this Proxy Statement which will be presented for action at the Annual Meeting. If other matters are duly presented, proxies will be voted in accordance with the best judgment of the proxy holders.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE REQUEST THAT YOU SUBMIT YOUR PROXY AS SOON AS POSSIBLE IN ONE OF THE FOLLOWING WAYS: (1) USE THE TOLL-FREE TELEPHONE NUMBER SHOWN ON THE ENCLOSED PROXY CARD; (2) GO TO THE WEBSITE ADDRESS SHOWN ON THE PROXY CARD AND VOTE OVER THE INTERNET; OR (3) MARK, SIGN, DATE AND PROMPTLY RETURN THE PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. VOTES SUBMITTED VIA THE INTERNET OR BY TELEPHONE MUST BE RECEIVED BY 12:00 A.M. UNITED STATES EASTERN STANDARD TIME ON OCTOBER 31, 2007. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY VOTE IN PERSON IF YOU WISH, EVEN IF YOU HAVE PREVIOUSLY SUBMITTED YOUR PROXY.

. C123456789 000004 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext 000000000.000000 ext MR A SAMPLE DESIGNATION (IF ANY) 000000000.000000 ext 000000000.000000 ext
ADD 1 Electronic Voting Instructions ADD 2 ADD 3 You can vote by Internet or telephone! ADD 4 Available 24 hours a day, 7 days a week!
ADD 5 Instead of mailing your proxy, you may choose one of the two voting ADD 6 methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on October 31, 2007.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com · Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.
Using a black ink pen, mark your votes with an X as shown in            X • Follow the instructions provided by the recorded message. this example. Please do not write outside the designated areas.
Annual Meeting Proxy Card 123456 C0123456789 12345
3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3
A Election of one Class II Director — The Board of Directors unanimously recommends a vote FOR the nominee listed.
1. Nominee: For Withhold + 01 — Frank W. Haydu III
In their discretion, the Proxies are each authorized to vote upon such other business as may properly come before the Annual Meeting and any adjournments or postponements thereof.
B Non-Voting Items
Change of Address — Please print new address below.
C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If executed by a corporation or partnership, the proxy should be signed by a duly authorized person of the corporation or partnership, stating his or her title or authority.
Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.
C 1234567890 J N T MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE
140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND
1 0 A V 0 1 5 0 2 2 1 MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND + <STOCK#> 00S48B

3 IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. 3
Proxy — MOLDFLOW CORPORATION 492 OLD CONNECTICUT PATH, SUITE 401 FRAMINGHAM, MA 01701 Proxy for the 2007 Annual Meeting of Stockholders November 1, 2007 This Proxy is Solicited on Behalf of the Board of Directors of Moldflow Corporation The undersigned acknowledge(s) receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement, each dated September 21, 2007, and hereby constitutes and appoints Gregory W. Magoon, Lori M. Henderson and A. Roland Thomas (the “Proxies”) and each of them, as Proxies of the undersigned, each with the power to appoint a substitute and to act alone, and authorizes each of them acting singly, to represent and to vote, as designated on the reverse side of this proxy card, all shares of Common Stock of Moldflow Corporation, held of record by the undersigned on September 4, 2007, at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Thursday, November 1, 2007 at 9:00 a.m., local time, and at any adjournments or postponements thereof. This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). If no directions are indicated, this proxy will be voted FOR the election of the nominees set forth in Proposal 1. A stockholder wishing to vote in accordance with the Board of Directors’ recommendations need only sign and date this proxy and return it in the postage paid envelope provided.
PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. The Board of Directors Unanimously Recommends a Vote FOR Proposal 1
SEE REVERSE Appearing on the Reverse Side hereof SEE REVERSE SIDE Your vote is important. Please vote immediately. SIDE